Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-261706) and related prospectus and on Form S-8 (Registration No. 333-249888) of HighPeak Energy, Inc., of our report dated June 21, 2022, relating to the audited historical consolidated statement of revenues and direct operating expenses of the Alamo Assets for the year ended December 31, 2021, which appears in this Current Report on Form 8-K of HighPeak Energy, Inc.

/s/ WEAVER AND TIDWELL, L.L.P.

Midland, Texas
June 23, 2022